EXHIBIT 10.6

TRA. 1141-17/N

AGREEMENT FOR THE PROCESSING OF MANGO EXPORTS

(2015 – 2016 CAMPAIGN)

Witnesseth hereby the Agreement for the Processing of Mango Exports (2015-2016 Campaign), hereinafter referred to as the “Agreement,” entered into by and between:

•	EMPACADORA DE FRUTOS TROPICALES S.A.C., holder of Tax ID Number (RUC) 20483794437, with principal place of business at Carretera a Tambogrande km 7.8, Caserío Cieneguillo, Centro Sullana, Sullana, Piura, acting by and through its Director, Reynaldo Adolfo HILBCK GUZMAN, holder of National Identity Card (DNI) 02636167; and its General Manager, Cristian Hermann Atahualpa EZCURRA SALAZAR, holder of National Identity Card (DNI) 02658234, according to the powers of attorney registered in Electronic Card 11000109 of the Registry of Companies in and for Piura, hereinafter referred to as “EMPAFRUT”; and

•	CAMPOSOL S.A., holder of Tax ID Number (RUC) 20340584237, with principal place of business at Av. El Derby 250, Piso 4, Santiago de Surco, Province and Department of Lima, acting by and through its Third-Party Business Unit Manager, Ramón CAMINATI HIGUERAS, holder of National Identity Card (DNI) 03692488, according to the power of attorney registered in Electronic Card 11009728 of the Registry of Companies in and for Lima and Callao – Lima Office, hereinafter referred to as “CAMPOSOL”;

EMPAFRUT and CAMPOSOL shall be referred to collectively as the “Parties.”

This Agreement is entered into under the following terms and conditions:

ONE:	RECITALS

EMPAFRUT is a company organized in accordance with the legal rules in force, engaged in the processing, packing and export of fruits and other cultivated products. Its processing plant has been awarded the National Agricultural Health Service (SENASA), British Retail Consortium (BRC), and Business Alliance for Secure Commerce (BASC) certifications, as well as the Sedex Members Ethical Trade Audit (SMETA) Report. The processing plant is located at Carretera a Tambogrande km 7.8, Caserío Cieneguillo, Centro Sullana, Sullana, Piura, hereinafter referred to as the “Plant”.

CAMPOSOL is an agricultural company engaged in the cultivation, stocking or export of the Tommy Atkins and Kent mango varieties, and other fruits and agricultural products, as established under Law 27360.

TWO:	PURPOSE OF THE AGREEMENT

The purpose of this Agreement is the processing and packing of fresh mango, hereinafter referred to as the “Fruit,” under optimal quality conditions by EMPAFRUT, and the subsequent exportation thereof by CAMPOSOL.

THREE: SERVICE PROVISION

The Service to be provided by EMPAFRUT includes the following:

A.	Reception, Weighing, Washing and Grading of the Fruit

1.	Receive the Fruit delivered by CAMPOSOL. The opening hours of EMPAFRUT to receive the Fruit is from Monday to Saturday (also on Sundays for special cases, prior coordination), from 4:00 p.m. to 1:00 a.m. If CAMPOSOL fails to deliver the Fruit – for reasons attributable to CAMPOSOL – at the scheduled times, the overtime costs incurred by SENASA inspectors and grading staff shall be fully borne by CAMPOSOL.

2.	Record the quantity of Fruit entered, identifying the suppliers (CAMPOSOL or third party suppliers of raw material) in order to favor traceability.

3.	Wash the Fruit entered.

4.	Grade and sort the Fruit by weight.

5.	Discard the Fruit in this first stage.

6.	Inform and make available to CAMPOSOL the discards of Fruit, identifying the suppliers within twelve (12) hours after the grading process, as well as the plastic crates in which the Fruit was transported.

B.	Hot Water Immersion Treatment and Packing

B.1	To the United States of America (USA)

1.	The Fruit undergoes a hot water immersion treatment pursuant to the standards (Work Plan) required for the control of fruit flies under the supervision of the Animal and Plant Health Inspection Service (APHIS) officers present in the Plant of EMPAFRUT.

2.	The Fruit is immersed in hot water at 116° F for 75, 90 and 110 minutes (based on the fruit grading).

3.	The Fruit undergoes a holding period for natural cooling after the hot water immersion process. Depending on the variety of mango, the product shall stay in the holding area for six (6) to twenty-four (24) hours; however, the ripening degree of the Fruit entered shall be also taken into account when determining the holding period.

4.	Wax is applied on the Fruit (mango wax), particularly ECO–WACS (active ingredient: emulsion of oxidized polyethylene) with MERTEC fungicide (active ingredient: thiabendazole); and the Fruit is dried.

5.	The Fruit is packed in accordance with the technical specifications provided by CAMPOSOL. The name of the supplier must be included on the package to favor traceability.

6.	Any and all crates must be stacked on wood pallets duly certified by SENASA.

7.	The Fruit discarded is reported and made available to CAMPOSOL within twenty-four (24) hours after packing.

8.	CAMPOSOL is provided with the Surplus Report by overall weight after completion of the packing process.

B.2	To Europe and other destinations

1.	The Fruit undergoes a hot water immersion treatment at 45 to 47° C for an average time of 5 minutes. Prochloraz fungicide is added.

2.	Wax is applied on the Fruit (mango wax), particularly ECO–WACS (active ingredient: emulsion of oxidized polyethylene) with MERTEC fungicide (active ingredient: thiabendazole).

3.	The Fruit is packed in accordance with the technical specifications provided by CAMPOSOL. The name of the supplier must be included on the package to favor traceability.

4.	A final supervision of crate weight, grading and quality is conducted.

5.	Any and all crates must be stacked on wood pallets duly certified by SENASA.

6.	The Fruit discarded is reported and made available to CAMPOSOL within twenty-four (24) hours after packing.

C.	Cooling and Dispatch Service

The service subject matter hereof includes the stay in the holding room for a maximum period of forty-eight (48) hours for each pallet, and does also include the following:

1.	Entry of the processed Fruit into the freezing tunnel.

2.	Stay in the holding room at a temperature ranging from 8° C to 10.5° C.

3.	Transfer to the Dispatch Area for Exportation and stowage of containers.

4.	Exit of reefer containers and dispatch to the exportation port.

During the dispatch, the representatives of EMPAFRUT and CAMPOSOL must be present in order to supervise the dispatch and affix their signatures to the packing list. The processing of the shipping and exporting documents, as well as the APHIS certificates and other necessary exporting documents, are the sole responsibility of CAMPOSOL.

All of the above shall be referred to as the “Service(s)”.

FOUR: PROCESSING	TIME

Below are the processing times at the facilities of EMPAFRUT:

•	Grading Process: A maximum period of one (1) day based on the arrival time and schedule of SENASA to conduct the Phytosanitary Inspection. The grading process may be carried out on the same day or the day following the entry of the Fruit to the Plant.

•	Hot Water Immersion Process: A maximum period of one (1) day.

•	Packing Process for exportation to the USA: It shall start twenty-four (24) hours after completion of the hot water immersion process.

•	Packing Process for exportation to Europe: A maximum period of one (1) day as from the grading process.

•	Freezing Tunnel Process: Immediately after completion of the packing process, the Fruit shall enter the freezing tunnel until achieving the required temperature.

•	Total packing time of the Fruit to be exported to the USA: Four (4) days as from the entry of the Fruit to the Plant until it is ready for exportation.

•	Total packing time of the Fruit to be exported to Europe: Three (3) days as from the entry of the Fruit to the Plant until it is ready for exportation.

For all the Fruit packing process, either for exportation to the USA, to Europe or to other destinations, the stay in the holding room shall be for a maximum period of forty-eight (48) hours after completion of the packing process.

EMPAFRUT shall timely serve notice on CAMPOSOL regarding the completion of the packing process to proceed with the dispatch.

CAMPOSOL shall be bound to pay US$35 per MT/day plus VAT if the Fruit stays in the cooling area for a period of time exceeding twenty-four (24) hours, counted as from the acknowledgement of receipt of CAMPOSOL regarding the notice served by EMPAFRUT, being CAMPOSOL liable for the Fruit damaged as a result of the excess time.

For the purposes hereof, “cooling area” shall mean the tunnels, passages, holding rooms and shipping area.

FIVE: SUPERVISION	POWERS

CAMPOSOL shall be entitled to appoint, at its discretion, a minimum of two (2) and a maximum of five (5) representatives, and must inform EMPAFRUT on the matter. Said representatives must check and supervise the processing and packing inside the Plant of EMPAFRUT, i.e. throughout the provision of the Services. The representatives shall be the only valid interlocutors for making decisions in the Plant and throughout the process for which EMPAFRUT has been contracted, and shall have contact exclusively with the person responsible for Production and Quality for all coordination regarding packaging, complaints, or recommendations. EMPAFRUT shall provide acess to its facilities to CAMPOSOL’s representatives, so that they are able to perform their supervisory tasks without any setbacks. The office shall be exclusively used by the CAMPOSOL personnel.

EMPAFRUT must inform CAMPOSOL regarding the person responsible for the EMPAFRUT production.

For the purposes of this Agreement, and for security and control reasons, EMPAFRUT shall keep records of every time one of CAMPOSOL’s representatives enters or leaves the Plant. The persons appointed by CAMPOSOL are bound to respect the safety and health standards of EMPAFRUT, as well as other standards established inside the Plant.

The presence of the representatives appointed by CAMPOSOL does not constitute rise to any employment, business, or civil relationship whatsoever with EMPAFRUT, nor does it release EMPAFRUT from any responsibility due to failure to comply with its obligations hereunder.

SIX:	OBLIGATIONS OF CAMPOSOL

1.	Deliver the harvested or stockckpiled Fruit from the month of December 2015 to March 15, 2016 for processing and packing purposes. Should CAMPOSOL require the services of EMPAFRUT in order to export to the USA outside these dates, it may request said services to EMPAFRUT, being bound to fully pay the cost of the APHIS/SENASA service plus the packing service cost and the expenses that may arise from this extraordinary service.

2.	Meet the safety and health standards and other internal rules of EMPAFRUT.

3.	Inform the shipping company, in due course, on the temperature, humidity and rate of ventilation for each shipment based on the ripening degree of the Fruit. Likewise, CAMPOSOL must explain the use of the filters, temperature recorder, humidity and cooling levels of containers in order to transfer the Fruit to its destination.

4.	Provide EMPAFRUT with the labels to be placed on the Fruit and the crates to pack the processed Fruit. If this requirement is not fulfilled, EMPAFRUT may deny the entry of the Fruit into the plant and its processing due to the lack of elements used for packing the Fruit intended to be delivered.

5.	Remove the discarded friuts within twenty-four (24) hours after EMPAFRUT reports on of the existence thereof. Otherwise, in compliance with the provisions of SENASA and APHIS, CAMPOSOL hereby authorizes EMPAFRUT to make use of the discards in the manner it deems appropriate, being CAMPOSOL responsible for the reimbursement of the expenses incurred by EMPAFRUT for said purposes, which are equivalent to US$1 per crate to be discarded for its removal from the Plant.

6.	Pay for the service provided by EMPAFRUT after the settlement and submission of the pertinent invoice and before the exit of the processed Fruit.

7.	Pay for the extra services, provided that the cause is not attributable to EMPAFRUT, such as:

•	Fruit repacking at 60% of the packing value requested per 4 kg-crate plus VAT.

•	Extra labeling on the mango and outside the mango processing line after completion of the packing and pallet sealing services at the rate of US$0.50 per crate plus VAT.

•	Assembly of self-mountable crates by the personnel of EMPAFRUT at the rate of US$0.3 plus VAT per crate.

•	Change or reassembly of already sealed or cooling pallets in order to increase or decrease the number of crates on the pallets at the rate of US$45 per pallet to be changed.

•	If CAMPOSOL discards Fruit during the holding period after the grading and hot water immersion process but before the packing process, it undertakes to pay EMPAFRUT the amount of US$2.50 per crate of unpacked Fruit.

•	If CAMPOSOL discards Fruit after the grading and hot water immersion process, already packed, it undertakes to pay EMPAFRUT the value of the packing service requested and provided per crate.

•	If CAMPOSOL discards Fruit during the holding period after the grading process but without carrying out the hot water immersion process before shipment, it undertakes to pay EMPAFRUT the amount of US$1.50 per crate of around 20 kg of unpacked Fruit.

•	If CAMPOSOL discards Fruit after the grading process but without carrying out the hot water immersion process, already packed, it undertakes to pay EMPAFRUT the value of the packing service requested and provided per crate.

8.	Special services such as 2.5, 5 and 6 kg crates for shipment to the USA, New Zealand and Chile shall be independently quoted based on the requirements of CAMPOSOL.

SEVEN: OBLIGATIONS	OF EMPAFRUT

1.	EMPAFRUT must fully provide the Services described in Articles Two, Three and Four hereof, and must faithfully comply with the Technical Specifications provided by CAMPOSOL.

2.	EMPAFRUT must have all the certifications required by the markets, as set out by CAMPOSOL.

3.	EMPAFRUT shall keep records of the amount, date and hour of the Fruit shipments delivered by CAMPOSOL to be processed and packed.

4.	EMPAFRUT shall keep records of the amount and date of entry of the labels to be placed on the Fruit and the crates.

5.	EMPAFRUT undertakes to keep detailed records of the amount of Fruit entered, as well as complete information of the suppliers in order to duly determine the traceability of said Fruit. Similarly, it undertakes to label the crates and pallets for identification and traceability purposes according to the coding indicated by CAMPOSOL.

6.	Deliver the following, on a daily basis, to the representative of CAMPOSOL after working hours:

•	A report of the Production containing the weights of the raw material, spoiled and discarded fruit received, as well as the final production in crates per variety and grading. It also includes the balances of the fruits produced during the day and the accumulated balances.

•	A report of the Quality Control containing the conditions of the raw material and finished product.

•	A report containing information of the discards detected in the different processing stages.

•	Recording of the pre-cooling process.

•	Ticket for the exit of discarded fruit.

•	Industrial analysis.

•	Preparation and delivery of the packing list after the dispatch.

If the reports of production and quality control are not challenged within a period of twenty-four (24) hours after being handed over to CAMPOSOL, they are considered to be accepted, and no objection or claim may be subsequently filed in relation thereto.

7.	CAMPOSOL is solely responsible for the damaged Fruit due to defects or delayed harvesting, i.e. black spots, sunken green areas, thrips, anthracnose, over-ripening, damaged seed, fruit flies or seed worms.

8.	The Reports of Fruit Production and Quality Control shall be sent in a digital format at 10:30 a.m. on the day following the completion of the corresponding process.

9.	EMPAFRUT is responsible for the mechanical damage caused to the Fruit such as bruising, splitting, among others, as well as for the damages caused by excess cold or heat or other damages caused to the Fruit during its processing. If these damages occur and the cause is fully attributable to EMPAFRUT, it undertakes to pay the value of the Fruit in the field plus the inputs and materials used for packing, as well as the reprocessing costs that may arise as a result of the damages. Moreover, it undertakes to pay the value of the used inputs and materials that have been damaged or lost by EMPAFRUT.

10.	The container must be cleaned by the logistic operator hired by CAMPOSOL and not by EMPAFRUT, except in the case there are flies at the time it is being loaded inside the Plant. EMPAFRUT is responsible for inspecting and verifying the proper conditions of the container, and if it fails to do so, the dispatch operator of CAMPOSOL shall be informed on the matter.

11.	EMPAFRUT is liable for the damage that may be caused to third parties arising from the consumption of the Fruit if the cause is proven to be a result of the Services provided by EMPAFRUT.

12.	EMPAFRUT undertakes to take diligent care of the Fruit during all the stages described herein, being prohibited from using the product in a manner different from the one agreed upon.

EIGHT: CONSIDERATION	FOR THE SERVICES

The cost of the packing service is per processed crate and includes the service described in Article Three until such crate is placed in the storage chamber for its departure inside the container.

EMPAFRUT shall charge CAMPOSOL the following amounts for the above-mentioned Services:

a.USA – CHILE Market Price	USD 0.80 plus VAT (per 4 kg crate)
b.EUROPE Market Price	USD 0.64 plus VAT (per 4 kg crate)

The payment for the Services shall be made completely in cash before the goods leave the Plant and upon submission of the settled invoice.

CAMPOSOL shall pay, in addition to the above-mentioned prices, for the processed and the packed crates inside the container, as well as for the surplus processed crates after packing and dispatching the container.

Likewise, CAMPOSOL shall pay the cost of the service at a rate of US$0.15 per discarded kilogram plus VAT in the packing process due to the non-ripening fruit at harvest time (green mango).

EMPAFRUT shall issue the pertinent invoices for the service provided per container at the end of its services.

NINE: DISCARDS

The discards detected in the first stage of the process described in item A of Article Three shall be classified and detected by EMPAFRUT without any cost for CAMPOSOL.

The Fruit discarded due to non-ripening at harvest time (green mango) detected in the packing stage shall be assumed by CAMPOSOL, which is obligated to pay the cost of the service at a rate of US$0.15 per discarded kilogram without prejudice to the obligation of CAMPOSOL to remove said discards from the Plant within a period of twenty-four (24) hours after being informed on the matter.

The discarded and processed Fruit exceeding 5% shall be exclusively under the responsibility of CAMPOSOL, which must pay EMPAFRUT US$0.15 per discarded kilogram, and shall remove the discards under its responsibility.

The determination of the above-mentioned percentage excludes the amount of Fruit discarded due to non-ripening or over-ripening or field damages.

TEN: NON-EXCLUSIVITY	AGREEMENT

This Agreement does not imply exclusivity on the part of either EMPAFRUT or CAMPOSOL.

ELEVEN: OTHER	RESPONSIBILITIES OF CAMPOSOL

CAMPOSOL is responsible for:

1.	The formalities to be carried out before SENASA or APHIS (phytosanitary certificates or others required to CAMPOSOL) both for the entry and exit of Fruit into or from the Plant.

2.	Complying with any and all requirements of SENASA, which is empowered to deny the entry of Fruit into the Plant or the packing process on the grounds that the Fruit fails to meet the terms and conditions set or to be set in the future by SENASA (including the regulations related to agricultural lands, fruit flies or fruit transportation).

3.	The exportation formalities with SENASA and the Customs Authority (SUNAT), and other pertinent documents (application for the exit from the Plant by SENASA, payment of the pertinent fees, certificate of country of origin and phytosanitary certificate for Europe or USA, reports for USA as provided for by the U.S. Bioterrorism Act and any other similar act).

4.	The delivery of the supplies to be provided by CAMPOSOL, where appropriate, such as the crates and labels for the Fruit two (2) days before the entry of Fruit into the Plant.

5.	The mobilization of the SENASA personnel for the shipment of containers to Europe, Canada and markets not requiring special hot water immersion treatments (USA, China, New Zealand).

TWELVE: TERM	OF THE AGREEMENT

The term of this Agreement begins on December 10, 2015 and ends on March 31, 2016. This term may be extended by the Parties for a period of time and under the conditions they deem appropriate.

THIRTEEN: AGREEMENT	TERMINATION

CAMPOSOL may terminate this Agreement if EMPAFRUT fails to fulfill its obligations or when it deems necessary without being subject to the payment of any amount for penalty or compensation. The termination shall take effect as of the date on which written notice thereof is served, and CAMPOSOL shall be obligated to pay for the Services effectively provided and to its satisfaction.

FOURTEEN: ARBITRATION

Both Parties agree that any litigation, dispute, controversy or claim arising from, related to or derived from this legal act or that bears relation thereto, including those related to its validity, effectiveness or termination, even those related to the arbitration agreement, shall be settled by de jure arbitration, the award of which shall be final and unappealable, in accordance with the Center of National and International Conciliation and Arbitration of the Piura Chamber of Commerce, to whose regulations, management and decision the Parties unconditionally submit themselves, declaring to be familiar therewith and accept them in their entirety.

FIFTEEN: DOMICILE

For the communications forwarded to the Parties during the performance of this Agreement, both Parties indicate as their respective domiciles those established in the introductory part hereof. The change of domicile of any of the Parties shall take effect as from the date the pertinent written notice indicating the change of domicile is served on the other party.

SIXTEEN: SUPPLEMENTAL	APPLICATION OF THE CIVIL CODE

This Agreement is additionally governed by the provisions contained in the current Civil Code.

In witness whereof, the Parties execute this Agreement in two (2) counterparts in the city of Sullana, this 11th day of December, 2015.

By CAMPOSOL:
(By) (signed)	Ramón Caminati Higueras
Third-Party Business Unit Manager Camposol S.A.

By EMPAFRUT:

(By) (signed)	Hermann Ezcurra Salazar
General Manager Empacadora de Frutos Tropicales S.A.C.

(By) (signed)	Reynaldo Adolfo Hilbck Guzman
Director Empacadora de Frutos Tropicales S.A.C.

CSOL-2015-00182

Approved by the Legal Management Department

GMV

LRH/EB-as

0111141K17